Exhibit 99.1

SilverSun Technologies Reports 2015 Year End Results

LIVINGSTON, NJ -- (Marketwired) -- 03/30/16 -- SilverSun Technologies, Inc. (OTCBB: SSNT) (OTCQB: SSNT), a national provider of transformational business technology solutions and services, today announced its financial and operating results for the fiscal year ended December 31, 2015.

2015 Financial Highlights

•	Total revenues increased 28.8% to $27.64 million from $21.46 million.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) were $842,879, compared to $835,224 in 2014.

•	Income before income taxes increased to $434,305, compared to $410,901 in 2014.

•	Net income in 2015, after a provision for income taxes of $60,000, was $374,305, compared to net income of $192,901 in 2014, which included an income tax provision of $218,000.

•	Earnings per share in 2015, on a diluted basis, were $0.09, compared to $0.05 per share on a diluted basis in 2014.

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As of December 31, 2015, cash and accounts receivable, net of allowance for bad debts, totaled $3.67 million; credit available under the Company's $750,000 bank line totaled $750,000; and the Company had $1,357,808 in long term liabilities.

For more detailed information about SilverSun's 2015 financial results, please refer to the Company's Form 10-K filed with the U.S. Securities and Exchange Commission (www.sec.gov) on Wednesday, March 30, 2016.

Mark Meller, Chairman and Chief Executive Officer of SilverSun, stated, "We are pleased to present these outstanding financial results for 2015.  We have continued to execute on our business plan, which is designed to optimize our strengths, and this has enabled our Company to become the profitable and rapidly-growing business it is today."

"We are very proud of the competitive success our Company continues to enjoy, which is a direct result of our team's hard work, dedication and unwavering focus on excellence and superior customer service. Sales have grown at a compound annual growth rate of roughly 30% per annum these past five years. Our recurring revenue exceeds $10.7 million, or 38.7% of our total revenue. We expect recurring revenue to continue to represent an ever higher percentage of total revenue in the coming years as we continue to offer more advanced managed services and software-as-a-service solutions to our small and medium-sized business clients. Most importantly, earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $842,879 in 2015."

Continuing, Meller said, "Investing in the acquisition of other companies and proprietary business management solutions has also been an important growth strategy for SilverSun, allowing us to rapidly offer new products and services, expand into new geographic markets and create new and exciting profit centers. We have previously completed a series of strategic acquisitions that have expanded our footprint to nearly every state in the U.S."

In conclusion, Meller added, "We have had a successful year, but there is still work to be done. We combined growth and profitability in 2015, and we believe the Company will continue to thrive in 2016 and beyond, but our immediate task is to rationalize our expense structure, fully digest the four acquisitions we completed in 2015, and significantly increase our operating margins. By remaining steadfast in executing our business plan and embracing technological change, we fully expect that our continued efforts will help to perpetuate -- and even accelerate -- our impressive growth trend well into the foreseeable future."

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing strategies and solutions to meet our clients' information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets, whether on-premise or in the Cloud. As a value added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning ("ERP"), Warehouse Management Systems, Customer Relationship Management, and Business Intelligence. Additionally, we have our own development staff building software solutions for Electronic Data Interchange, time and billing, and various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network services practice that provides managed services, hosting, business continuity, cloud, e-mail and web services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Dallas, Arizona, Seattle, Greensboro, and Southern California.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.